Exhibit (p)(29)
Code of Ethics
November 1, 2010

Table of Contents

I. Overview and Scope	4
II. Statement of General Fiduciary Principles	4
III. Definitions	6
IV. Requirements of the Code Applicable to all Employees (Non-Access Persons, Access Persons, and Investment Persons)	10
Compliance with Applicable Securities Laws	10
Adherence to the SSgA Inside Information Policy and the State Street Standard of Conduct	10
Reporting Violations	11
Certification of Receipt and Compliance	11
Reportable Funds Transactions and Holdings	12
Disclosure of Employee Related Accounts and Holdings	12
Excessive Trading	13
Gifts & Entertainment	13
Use of the Advisers’ Proprietary Information	13
Service as a Director/Outside Business Activities	13
Futures, Options, Contracts for Difference, and Spread Betting	14
Initial Public Offerings	14
Private Placements	14
Investment Clubs and Investment Contests	14
Shorting of Securities	15
State Street Securities	15

V. Trading Provisions, Restrictions, and Prohibitions Applicable to Access Persons and Investment Personnel	16
Pre-Clearance	16
Short-Term Trading	17
VI. Trading Requirements Applicable to Investment Personnel	19
Blackout Period	19
VII. Administration and Enforcement of the Code of Ethics	20
Applicability of the Code of Ethics’ Provisions	20
Review of Reports	20
Violations and Sanctions	20
Appeal of Sanction(s)	20
Amendments and Committee Procedures	20
Appendix A — SSgA Legal Entities and Locations
Appendix B — Beneficial Ownership
Appendix C — Reporting Obligations
Appendix D — Specific Country Requirements
Appendix E — Security Types and Pre-Clearance and Reporting Requirements
     The following Related Policies are available on the Compliance intranet page: Code of Ethics Intranet Page
Note: The related policies and information are subject to change from time to time.
•	SSgA Inside Information Policy

•	SSgA Outside Business Activities and Affiliations Policy

•	SSgA Gifts and Entertainment to Public Officials Policy and Foreign Corrupt Practices Act Policy

•	State Street Corporation Political Activities Policy

•	State Street Standard of Conduct

I. Overview and Scope
The Code of Ethics (“the Code”) applies to the employees (collectively “employees”) of State Street Global Advisors wherever located and any other persons as designated from time to time by the Code of Ethics Review Committee (“the Committee”). SSgA Funds Management, Inc. (“SSgA FM”) and other advisory affiliates of State Street make up State Street Global Advisors (“SSgA”), the investment management arm of State Street Corporation (see Appendix A for a list of SSgA entities and locations). In certain non-US countries, local laws, regulations or customs may impose requirements in addition to those required by the Code. Employees residing in a country identified in Appendix D are subject to the applicable requirements set forth in Appendix D, as updated from time to time.
Please note that in France the provisions of this Code are complementary to the provisions of State Street Global Advisors France, S.A.’s (“SSgAF”) Internal Regulation as updated on June 1, 2010, and the other policies and procedures listed in Appendix D.
The SSgA Compliance Department, under the direction of SSgA’s Global Chief Compliance Officer, administers this Code and should be contacted if you have any questions concerning the meaning or interpretation of any provision of this Code. The local Code of Ethics Officer can also be contacted for any questions relating to the implementation of this Code.
II. Statement of General Fiduciary Principles.
As investment advisers, SSgA, its subsidiaries and affiliates (see Appendix A) (collectively “the Advisers”, “Our”, or “We”) owe a fiduciary duty to their advisory clients and are subject to certain laws and regulations governing personal securities trading. Therefore, as an employee, you have an obligation to observe the following principles:
▪	At all times, avoid placing your personal interest ahead of the interests of the clients of the Advisers;

▪	Avoid actual and potential conflicts of interests between personal activities and the Advisers’ clients’ activities; and

▪	Do not misappropriate investment opportunities from clients.
As such, your personal financial transactions and related activities, along with those of your family members (and others in a similar relationship to you) must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflicts of interest with the Advisers’ clients’ or abuse of your position of trust and responsibility. Please see Appendix D for regional requirements concerning applicability of the Code to accounts associated with the employee.

The Advisers consider personal trading to be a privilege, not a right. When making personal investment decisions you must exercise extreme care to ensure that the prohibitions of this Code are not violated. We have developed this Code to promote the highest standards of behavior and ensure compliance with applicable laws. The Code sets forth procedures and limitations which govern the personal securities transactions of every employee.
It is not possible for this Code to address every situation involving employees’ personal trading. The Committee is charged with oversight and interpretation of the Code in a manner considered fair and equitable, in all cases placing the Advisers’ clients’ interests as paramount. No employee shall recommend or cause an Advisers’ client account to take action or refrain from taking action for the employee’s own personal benefit. Technical compliance with the procedures, prohibitions and limitations of the Code will not automatically insulate you from scrutiny of, or sanctions for, securities transactions which abuse your fiduciary duty to any client of the Advisers

III. Definitions
The definitions are designed to help you understand the application of the Code to all employees, and in particular, your situation. These definitions are an integral part of the Code and a proper understanding of them is necessary to comply with the Code. Please contact your local Code of Ethics Compliance Officer if you have any questions. The specific requirements of the Code begin on page 10. Please refer back to these definitions as you read the Code.
A.	Categories of Employees
1.	Access Persons are those employees, who, in connection with their regular functions or duties, (i) have access to nonpublic information regarding any of the Advisers’ clients’ purchase or sale of securities; (ii) have access to nonpublic information regarding the portfolio holdings of any of the Advisers’ clients; and (iii) other persons designated as Access Persons by SSgA’s Chief Compliance Officer (“CCO”), the local Code of Ethics Officer, or their designee(s), or the Committee. Access Persons may include fund officers, consultants, contractors, temporary help, and interns providing services to the Advisers.

2.	Investment Personnel are Access Persons who:

(i) in connection with their regular functions or duties, are responsible for making investment recommendations or decisions; participate in making investment recommendations or decisions; are responsible for day-to-day management of a portfolio; have knowledge of investment decisions under consideration; execute trades; analyze and research securities;(ii) manage or are managed by employees meeting the criteria in (i) above; and (iii) other persons designated as Investment Personnel by SSgA’s CCO, the local Code of Ethics Officer, or their designee(s), or the Committee.

3.	Non-Access Persons are employees who are not categorized as Access Persons or Investment Personnel. Non-executive/independent directors are also categorized as Non-Access Persons.

4.	Employees are all officers, directors, and employees of the Advisers, including full-time and part-time, exempt and non-exempt employees (where applicable), and other such persons as designated by the Committee. Such persons may include fund officers, interns, and others providing services to the Advisers.

5.	Covered Person means a person subject to the provisions of this Code. (Please see Appendix D for regional definitions.) This includes employees and their related persons, such as spouses, domestic partners, minor children, adult children and other relatives living in the employee’s household, as well as other persons designated as a Covered Person by the CCO or local Code of Ethics Officer, or their designee(s), or the Committee. Such persons may include fund officers, consultants, contractors, and interns providing services to the Advisers.
B.	Accounts are all brokerage accounts, accounts in the State Street Salary Savings program (401k accounts in the U. S.) and other retirement plan accounts offered to employees, the Self-Directed brokerage accounts offered to employees by State Street Global Markets, LLC (“SSGM”), and ESOPs, pension or retirement plans offered by other employers. Accounts do not include an employee’s personal bank accounts, those educational savings plans which only allow unaffiliated open-end mutual funds, unit-investment trusts, or other registered commingled funds (such as IRC 529 Plans in the U.S.). Accounts do not include Australian public offer superannuation vehicles or investment option(s) within such vehicles except those which are either wholly advised by the Advisers or enable member directed exposure to a particular security requiring pre-clearance as specified in Appendix E. For greater clarity, all Employee Related Accounts must be reported regardless of whether they only hold securities which are considered exempt under the Code.

C.	Employee Related Account of any person covered under this Code includes but is not limited to:
1.	The employee’s own Accounts and Accounts “beneficially owned” by the employee as described below;

2.	The employee’s spouse/domestic partner’s/PACS[1] partner’s Accounts and the Accounts of minor and adult children and other relatives living in the employee’s household;

3.	Accounts in which the employee, his/her spouse/domestic partner/PACS partner, minor and adult children or other relatives living in their household have a beneficial interest (i.e. share in the profits even if there is no influence on voting or disposition of the shares); and

4.	Accounts (including corporate Accounts and trust Accounts) over which the employee or his/her spouse/domestic partner/PACS partner or other relatives living in the employee’s household exercises investment discretion or direct or indirect influence or control.

See Appendix B for a more detailed discussion of beneficial ownership. For additional guidance in determining beneficial ownership, contact your local Code of Ethics Officer.
D.	Automatic Investment Plan means a program in which regular periodic purchases

[1]	PACS partner is a term for a domestic partner applicable in France.

(or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend reinvestment plan and payroll and State Street contributions to the State Street retirement plans.

E.	CCO means the Global Chief Compliance Officer of SSgA.

F.	Committee means the Code of Ethics Review Committee. The Code of Ethics Review Committee reports into the Executive Management Group of SSgA.

G.	Covered Securities are those securities subject to certain provisions of the Code. See Appendix E “Security Types and Pre-Clearance and Reporting Requirements” for the application of the Code to the various security types and for a list of securities which are not Covered Securities.

H.	Closed-end Fund means a registered investment company that raises capital only once, by issuing a fixed number of shares. The shares of the closed end fund are typically traded on an exchange and their prices fluctuate throughout the trading day, based on supply, demand, and the changing values of their underlying holdings. Closed-end funds are also known as Listed Investment Companies in Australia, and Investment Trusts in the UK. Closed-end funds do not include funds typically known as “Exchange-Traded Funds” (“ETFs”) organized as open-end investment companies or unit investment trusts.

I.	Contracts For Difference “CFDs”) are financial derivatives that allow investors to take advantage of prices moving up (long positions) or prices moving down (short positions) on underlying financial instruments and are often used to speculate on those markets. A CFD is a contract between two parties, typically described as “buyer” and “seller”, stipulating that the seller will pay to the buyer the difference between the current value of an asset and its value at contract time. If the difference is negative, then the buyer pays instead to the seller.

J.	Discretionary Account means an Employee Related Account in which the individual has contractually authorized the broker or advisor to have full investment discretion over the account and trade securities in the account without prior consent for each transaction.

K.	EMG means the Executive Management Group of SSgA.

L.	IPO means an initial public offering of equity securities registered with the U.S. Securities and Exchange Commission or a foreign financial regulatory authority.

M.	Local Code of Ethics Officer means the Code of Ethics Officer who administers the Code for the office in which you are located. A current contact list is maintained on the Code of Ethics Intranet page.

N.	Employee Incentive Awards means SSgA Performance Equity Plan (“PEP”) Awards in State Street Corporation (“STT”) stock, Deferred Stock Awards (DSAs), Restricted Stock Awards (RSAs), STT stock options which are granted to employees, and any other awards that are convertible into or otherwise based on STT common stock.

O.	Private Placement means a securities offering that is exempt from registration under certain provisions of the U.S. securities laws and/or similar laws of non-U.S. jurisdictions (if you are unsure whether the securities are issued in a private placement, you must consult with the Compliance Department). Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned or privately held businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements. Please see Appendix D for regional definitions of Private Placement.

P.	Reportable Fund means any commingled investment vehicle (except money market funds and ETFs), or Exchange Traded Note (“ETN”) for which the Advisers act as investment adviser, sub-adviser, principal underwriter, or marketing agent. The current list of Reportable Funds is maintained by the Code of Ethics team within SSgA Compliance and is located on the Code of Ethics Intranet page.

Q.	SSgA Compliance Department means all global SSgA compliance staff, including those in local offices, in charge of ensuring compliance with the laws and regulations in force worldwide and who report up to the Global Chief Compliance Officer of SSgA.

R.	Spread betting is any of various types of wagering, such as on sports, financial instruments or house prices for example, on the outcome of an event where the pay-off is based on the accuracy of the wager, rather than a simple “win or lose” outcome. As an example, spread betting on a stock allows the participant to speculate on the price movement of the stock.

IV. Requirements of the Code Applicable to all Employees (Non-Access Persons, Access Persons, and Investment Personnel)
A. Compliance with Applicable Securities Laws
The Advisers are subject to extensive laws and regulations. As an employee, you must comply not only with all applicable securities laws2, but all applicable firm-wide policies and procedures, including this Code, which may be, on occasion, more restrictive than applicable securities laws. Any person subject to this Code is responsible for compliance with these rules with respect to any Employee Related Account, as applicable. Employees residing outside the U.S. must also comply with local securities laws (see Appendix D for specific country requirements). In addition, employees must be sensitive to the need to recognize any conflict, or the appearance of a conflict, of interest between personal activities and activities conducted for the benefit of the Advisers’ clients, whether or not covered by the provisions of this Code.
B.	Adherence to the SSgA Inside Information Policy and the State Street Standard of Conduct.
Employees must adhere to the provisions of the SSgA Inside Information Policy, which governs the receipt and communication of material, non-public information (“inside information”) and prohibits the use of such information in violation of securities laws. The SSgA Inside Information Policy states that trading or recommending trading in any security in violation of securities laws while in possession of material, non-public information (“insider trading”) is prohibited. It is a violation of the SSgA Inside Information policy for any employee to engage in insider trading, including:
•	trading, either personally or on behalf of others, while in possession of inside information;

•	communicating inside information to any other person (except to a direct manager or person authorized by the SSgA Legal Department to receive such information (a “Designated Person”) or other SSgA employees on a need-to-know basis with the prior approval of one of the Designated Persons). The Designated Persons List is set forth in the SSgA Inside Information Policy. ; and

•	recommending the purchase or sale of securities to which the inside information relates.
Inside information may include information about important events involving the Reportable Funds, such as, but not limited to, planned mergers or liquidations of Reportable Funds, or changes in the portfolio management team for a Reportable Fund.

[2]	U.S. employees must comply with the applicable U.S. Federal Securities Laws. This includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under these statutes, the Bank Secrecy Act and rules adopted there under by the SEC or the Department of the Treasury.

Employees must also adhere to the provisions of the State Street Standard of Conduct, which addresses personal trading, inside information, and protection of confidential information, among other policies
C.	Reporting Violations
This language does not apply to employees in France and Italy. Please see Appendix D for the “Reporting Violations” section applicable in France and Italy. Employees are required to promptly report any violation of the Code, and any amendments thereto, whether their own or another individual’s, to their local Code of Ethics Officer. Reports of violations other than your own may be made to your local Code of Ethics Officer, or the CCO. Alternatively, you may contact these individuals anonymously and confidentially.
D. Certification of Receipt and Compliance
1.	Initial Certification (New Employee)

Each new employee will be given copies of the Code and the State Street Standard of Conduct. Additionally, each new employee’s offer letter will include a copy of the Code and a statement advising the individual that he/she will be subject to the Code if he/she accepts the offer of employment. If, outside the U.S. due to local employment practices it is necessary to modify this approach, then the offer letters will be revised in accordance with local law. Within 10 calendar days of becoming a Non-Access Person, Access Person, or Investment Person, each new employee must certify that they have (i) read, understand, and will comply with the Code, (ii) will promptly report violations or possible violations (in France and Italy, employees will acknowledge they have the possibility to report violations or possible violations identified in the “Reporting Violations” section set forth in Appendix D as applicable to France and Italy); and (iii) recognize that a violation of the Code may be grounds for disciplinary action. Further rules apply to employees in Italy. Please see section “Certification of receipt and Compliance” in Appendix D as applicable to Italy.

2.	Annual Certification (All Employees)

Each employee is required to certify annually that they have read and understand the Code within 30 calendar days following calendar year end. Each employee must also certify that they: (i) have complied with the Code during the course of their association with the Adviser; (ii) will continue to comply with the Code in the future; (iii) will promptly report violations or possible violations (in France and Italy, employees will acknowledge they have the possibility to report the violations or possible violations identified the “Reporting Violations” section set forth in Appendix D as applicable to France and Italy); (iv) recognize that a violation of the Code may be grounds for disciplinary action. This certification shall apply to all Employee Related Accounts.
E.	Reportable Funds Transactions and Holdings.
Employees are subject to the same policies prohibiting excessive trading that apply to all shareholders in Reportable Funds. These policies, as described in the Reportable Funds’ prospectuses, are subject to change.
Employee investments in Reportable Funds are also subject to the Short Term Trading policy described in Section V. B. of this Code. These transactions are also subject to the pre-clearance and reporting requirements described in Appendix E.
The current list of Reportable Funds is maintained by the Code of Ethics team within SSgA Compliance and is located on the Code of Ethics Intranet page using this link: Code of Ethics Intranet page.
F.	Disclosure of Employee Related Accounts and Holdings (for details on the specific reporting obligations, see Appendix C)
1.	Initial Report
Each new employee must disclose all Employee Related Accounts and all holdings in Covered Securities within 10 calendar days of becoming a Non-Access Person, Access Person, or Investment Person. The report must contain information that is current as of a date no more than 45 days prior to the date the new employee became an Access Person, Investment Person, or Non-Access Person. Also, any Employee Related Accounts newly associated with an employee, through marriage, gift, inheritance, or any other life event, must be disclosed within 30 days of the event.
     a.) Duplicate Statements and Confirms
Upon employment and for any Employee Related Accounts opened during employment, each employee is responsible for ensuring that their broker-dealer, trust account manager, or other entity through with they have a securities trading account, sends directly to their local Code of Ethics Officer duplicate account statements and duplicate trade confirmations summarizing each transaction. In local jurisdictions where this is not standard market practice, the employee shall be responsible for supplying the local Code of Ethics Officer with required duplicate documents. Please see Appendix D for regional requirements.
2.	Quarterly Transaction Reports
Each employee is required to submit a quarterly transaction report for and certify to transactions in all Covered Securities within 30 calendar days of calendar quarter end, even if they had no transactions in Covered Securities during the quarter. Each employee shall also certify that the accounts listed in the transaction report are the only accounts in which Covered Securities were traded during the quarter for their direct or indirect benefit. For the purposes of this report, transactions in Covered Securities that are effected in Automatic Investment Plans need not be reported.
3.	Annual Report
On an annual basis, employees are required to make an annual update of their Employee Related Accounts and all holdings in Covered Securities within 30 calendar days following calendar year end. Each employee shall certify that the Covered Securities listed in the report are the only Covered Securities in which they have any direct or indirect beneficial ownership. The report must contain information that is current as of a date no more than 45 days prior to the date the report is submitted.
G.	Excessive Trading
Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Advisers owe to their clients will not be permitted. An unusually high level of personal trading is strongly discouraged and may be monitored by the Code of Ethics team and reported to the Committee for review. A pattern of excessive trading may lead to disciplinary action under the Code.
H.	Gifts and Entertainment
All employees are required to comply with the SSgA Gifts and Entertainment to Public Officials Policy & Foreign Corrupt Practices Act Policy, as well as the gifts and entertainment section of the State Street Standard of Conduct.
I.	Use of the Advisers’ Proprietary Information
The Advisers’ investment recommendations and other proprietary information are for the exclusive use of our clients. Employees should not use the Advisers’ proprietary information for personal benefit. Any pattern of personal trading suggesting use of the Advisers’ proprietary information will be investigated by the local Code of Ethics Officer. Any misuse or distribution in contravention of the Advisers’ policies regarding confidentiality, proprietary information or the State Street Standard of Conduct is prohibited.
J.	Service as a Director/Outside Employment and Business Activities.
All employees are required to comply with the SSgA Outside Business Activities and Affiliations Policy, as well as the business conflicts section of the State Street Standard of Conduct.

K.	Futures, Options, Contracts For Difference, and Spread Betting
Employees are prohibited from engaging in Contracts For Difference (“CFDs”) and spread betting. Employees are also prohibited from buying or selling options and futures. There is an exception for employees who have received options from a prior employer. In those instances, the exercising or selling of options received from the prior employer is subject to the pre-clearance and reporting requirements of the Code. Please see Appendix D for additional regional regulations.
L.	Initial Public Offerings
Employees are prohibited from acquiring securities through an allocation by an underwriter of an initial public offering (“IPO”). An exception may be considered for situations where the spouse/domestic partner/PACS partner of an employee is eligible to acquire shares in an IPO of his/her employer with prior written disclosure to and written approval from the local Code of Ethics Officer. Please see Appendix D for additional regional regulations.
M. Private Placements.
Employees must obtain prior written approval from their local Code of Ethics Officer before participating in a Private Placement. The local Code of Ethics Officer will consult with the appropriate parties in evaluating the request. To request prior approval, employees must provide their local Code of Ethics Officer with a completed Private Placement Request form which is available on the Code of Ethics intranet page. See Appendix D for regional definitions of Private Placements.
If the request is approved, the employee must report the trade on the Quarterly Transaction Report and report the holding on the Annual Holdings Report (see Section IV. F.) Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements
N.	Investment Clubs and Investment Contests
Employees must obtain prior written approval from their local Code of Ethics Officer before participating in an Investment Club. The brokerage account(s) of the Investment Club are subject to the pre-clearance and reporting requirements of the Code. Participation in an investment club with other SSgA employees will require special review and pre-approval by the Code of Ethics Review Committee. The Advisers prohibit employees from direct or indirect participation in an investment contest. These prohibitions extend to the direct or indirect acceptance of payment or offers of payments of compensation, gifts, prizes, or winnings as a result of participation in such activities.

O.	Shorting of Securities
Employees are prohibited from selling securities short. Please see Appendix D for additional regional regulations.
P.	State Street Securities
Certain employees of the Advisers are subject to the State Street Securities Trading Policy as administered by the State Street Corporate Legal Department. These employees must comply with this policy.
During certain trading windows, employees may be permitted to exercise Employee Incentive Awards without being subject to the blackout rule. Employees will be notified when a trading window commences. During this period, all employees remain subject to the SSgA Inside Information Policy, as well as the Personal Trading in Securities section of the State Street Standard of Conduct.

V. Trading Provisions, Restrictions, and Prohibitions Applicable to Access Persons and Investment Personnel
A.	Pre-Clearance.
Access Persons and Investment Personnel must request and receive pre-clearance approval prior to effecting a personal transaction in most Covered Securities (see Appendix E). All pre-clearance requests must be made by submitting a Pre-Trade Authorization Form (“PTAF”) for the amount of shares to be transacted in the Code of Ethics Compliance system, Star Next Generation (“Star NG”).
Pre-clearance approval is valid for the same business day the approval is granted. “Good-till-cancelled” orders are not permitted. Employees are required to submit a PTAF on “Limit” orders for every day a limit order is open.
Employees are required to pre-clear donations and/or gifts of securities made.
Any pre-clearance request may be evaluated to determine compliance with the provisions of the Code relevant to the trade, or as market conditions warrant. As there could be many reasons for pre-clearance being granted or denied, employees should not infer from the pre-clearance response anything regarding the security for which pre-clearance was requested.
By seeking pre-clearance, Access Persons and Investment Personnel will be deemed to be advising the local Code of Ethics Officer or their designee(s) that they (i) do not possess any material, non-public information relating to the security or issuer of the security; (ii) are not using knowledge of any proposed trade or investment program relating to any client portfolio for personal benefit; (iii) believe the proposed trade is available to any similarly situated market participant on the same terms; and (iv) will provide any relevant information requested by the local Code of Ethics Officer or their designee(s).
Subject to the de minimis exception, Access Persons and Investment Personnel may not trade in a Covered Security on any day that the Advisers have a pending buy or sell order in the same Covered Security on the trading desk for any fund or client account until the order is executed or withdrawn.
De Minimis Exception
Employee transactions effected pursuant to the de minimis exception permit a trade to be automatically pre-approved due to its size; however, these transactions remain subject to the pre-clearance and reporting requirements of the Code. A “de minimis transaction” is a personal trade that meets the following conditions: A transaction in a security with an aggregate amount equal to or less than US $5,000 (or the local country equivalent) and not more than 1% of the average daily market trading volume for the particular security within a five business day window.

Exempted Transactions
Pre-clearance is not required for the below list of transactions:
•	Purchases or sales which are part of an Automatic Investment Plan where the investment decisions are non-discretionary after the initial selections by the account owner (although the initial selection requires pre-clearance). These include dividend reinvestment plans, transactions in Employee Stock Ownership Programs (“ESOPs) and similar services. Initiation of an Automatic Investment Plan must be disclosed to the local Code of Ethics Officer or their designee(s) in advance.

•	Transactions in Covered Securities for which the Committee has determined pre-clearance is not required (please see Appendix E for a chart of Security Types and pre-clearance requirements).

•	Subject to prior approval of the account from the local Code of Ethics Officer, transactions made in a Discretionary Account. Please see the Code of Ethics intranet page for the approval form and broker certification which must be supplied to the local Code of Ethics Officer.

•	Transactions in educational savings plans which only allow unaffiliated open-end mutual funds, unit-investment trusts, or other registered commingled products (such as IRC 529 Plans in the U.S.).

•	Involuntary purchases or sales such as mandatory tenders, broker disposition of fractional shares, debt maturities. Voluntary tenders, transactions executed as a result of a margin call, and other non-mandatory corporate actions are to be pre-cleared, unless the timing of the action is outside the control of the employee.

•	Securities received via a gift or inheritance
B.	Short-Term Trading.
All Access Persons and Investment Personnel are prohibited from profiting from the purchase and sale (or sale and purchase) of the same or equivalent Covered Security within sixty (60) calendar days. Profits from such trades must be disgorged (surrendered) in a manner acceptable to the Committee and the EMG. Any disgorgement amount shall be calculated by the local Code of Ethics Officer or their designee(s), the calculation of which shall be binding. This provision does not apply to:
•	Transactions in securities that are not Covered Securities, transactions in ETFs and money market funds (see Appendix E);

•	Transactions executed in Employee Related Accounts that, with prior approval from the local Code of Ethics Officer, are exempt from pre-clearance; or

•	Transactions effected through an Automatic Investment Plan.

VI. Trading Requirements Applicable to Investment Personnel
A.	Blackout Period
Subject to the de minimis exception, Investment Personnel may not buy or sell a Covered Security that requires pre-clearance for their Employee Related Accounts for seven calendar days before or after a transaction in the same or equivalent security in a client portfolio.
If a Portfolio Manager receives pre-clearance authorization to trade a Covered Security that requires pre-clearance in his or her Employee Related Account, and subsequently determines that it is appropriate to trade the same or equivalent security in his or her client portfolio, the Portfolio Manager must contact their local Code of Ethics Officer prior to executing any trades for his or her Employee Related Account and/or client portfolio.

VII. Administration and Enforcement of the Code of Ethics
A. Applicability of the Code of Ethics’ Provisions
The EMG, or its designee(s), has the discretion to determine that the provisions of the Code of Ethics policy do not apply to a specific transaction or activity. The EMG, or its designee(s), will review applicable facts and circumstances of such situations, such as specific legal requirements, contractual obligations or financial hardship. Any employee who would like such consideration must submit a request in writing to their local Code of Ethics Officer.
B. Review of Reports
The local Code of Ethics Officer within the SSgA Compliance Department will regularly review and monitor the reports filed by Covered Persons. Employees and their supervisors may or may not be notified of the Compliance Department’s review.
C. Violations and Sanctions
This language does not apply to employees in France and Italy. Please see Appendix D for the “Violations and Sanctions” section applicable in France and Italy. Any potential violation of the provisions of the Code or related policies will be investigated by the local Code of Ethics Officer within the SSgA Compliance Department, or, if necessary, the Committee. Violations of the Code are reported to the Committee and the EMG. If a determination is made that a violation has occurred, a sanction may be imposed. Sanctions may include, but are not limited to one or more of the following: a warning letter, fine, profit surrender, personal trading ban, suspension of employment, termination of employment, or referral to civil or criminal authorities. Material violations will be reported promptly to the respective SSgA Committees, boards of trustees/managers of the Reportable Funds or relevant committees of the boards.
D. Appeal of Sanction(s)
This language does not apply to employees in France and Italy. Please see Appendix D for the “Defense Rights in Regard to Sanctions” section which replaces this section for France and Italy. Employees deemed to have violated the Code may appeal the determination by providing the SSgA Code of Ethics Officer with a written explanation within 30 days of being informed of the violation. If appropriate, the SSgA Code of Ethics Officer will review the appeal with the Committee and with the EMG if warranted. The employee will be advised whether the sanction(s) will be imposed, modified, or withdrawn. Such decisions on appeals are binding.
E. Amendments and Committee Procedures
As set forth in the Committee’s charter, the Committee will review and approve the Code, including appendices and exhibits, and any amendments thereto. The Committee may, from time to time, amend the Code and any appendices and exhibits to the Code to reflect updated business practice or changes in applicable law and regulation. The Committee shall submit material amendments to the EMG for approval. In addition, the Committee shall submit any material amendments to this Code to the respective boards of trustees/managers of the Reportable Funds, or their designee(s), for approval no later than six months after adoption of the material change
See Appendix D for additional information relating to the administration and enforcement of the code of Ethics in certain regions.

Appendix A: SSgA Legal Entities and Locations

Entity	Location
Managed Pension Funds, Limited	London, England

State Street Global Advisors, Australia, Limited	Sydney, Australia

State Street Global Advisors, Australia Services, Limited	Sydney, Australia

SSgA Funds Management, Inc.	Boston, MA

SSgA Private Funds LLC	Dover, DE

SSgA Investment Research Services Private Limited	Bangalore, India

State Street Global Advisors, a division of State Street Bank And Trust Company	Boston, MA

State Street Global Advisors (Japan) Co., Ltd	Tokyo, Japan

State Street Global Advisors AG	Zurich, Switzerland

State Street Global Advisors Asia Limited	Hong Kong, China

State Street Global Advisors France, S.A.	Paris, France

State Street Global Advisors GmbH	Munich, Germany

State Street Global Advisors Limited	London, England Milan branch, Milan, Italy

State Street Global Advisors Luxembourg Management Sarl	Luxembourg, Luxembourg

State Street Global Advisors Singapore Limited	Singapore, Singapore

State Street Global Advisors, Cayman	Grand Cayman, Cayman Islands

State Street Global Advisors, Inc.	Dover, DE

State Street Global Advisors, Mauritius	Port Louis, Mauritius

State Street Global Advisors, Ltd	Montreal, Quebec and Toronto, Ontario, Canada

State Street Unit Trust Management Limited	London, England

The Tuckerman Group, LLC	Ryebrook, NY
Appendix A-1

Appendix B — Beneficial Ownership
The Code states that the Code’s provisions apply to accounts beneficially owned by the employee, as well as accounts under direct or indirect influence or control of the employee. Generally, a person is considered to be a beneficial owner of accounts or securities when the person has or shares direct or indirect pecuniary interest in the accounts or securities. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, but is not limited to:
•	Accounts and securities held by immediate family members sharing the same household; and

•	Securities held in trust (certain restrictions may apply)
In addition, an employee may be considered a beneficial owner of an account or securities when the employee can exercise direct or indirect investment control.
Practical Application
•	If an adult child is living with his or her parents: If the child is living in the parents’ house, but does not financially support the parent, the parents’ accounts and securities are not beneficially owned by the child. If the child works for the Advisers and does not financially support the parents, accounts and securities owned by the parents are not subject to the Code, with the exception of UGMA/UTMA, or similar types of accounts, which are legally owned by the child. If one or both parents work for the Advisers, and the child is supported by the parent(s), the child’s accounts and securities are subject to the Code because the parent(s) is a beneficial owner of the child’s accounts and securities.

•	Co-habitation (domestic partnership or PACS): Accounts where the employee is a joint owner, or listed as a beneficiary, are subject to the Code. If the employee contributes to the maintenance of the household and the financial support of the partner, the partner’s accounts and securities are beneficially owned by the employee and are therefore subject to the Code.

•	Co-habitation (roommate): Generally, roommates are presumed to be temporary and have no beneficial interest in one another’s accounts and securities.

•	UGMA/UTMA and similar types of accounts: If the employee, or the employee’s spouse is the custodian for a minor child, the account is beneficially owned by the employee. If someone other than the employee, or the employee’s spouse, is the custodian for the employee’s minor child, the account is not beneficially owned by the employee.

•	Transfer On Death accounts (“TOD accounts”): TOD accounts where the employee
Appendix B-1

receives the interest of the account upon death of the account owner are not beneficially owned by the employee until the account transfer occurs (this particular account registration is not common).

•	Trusts
•	If the employee is the trustee for an account where the beneficiaries are not immediate family members, the position should be reviewed in light of outside business activity and generally will be subject to a case-by-case review for Code applicability.

•	If the employee is a beneficiary and does not share investment control with a trustee, the employee is not a beneficial owner until the Trust assets are distributed.

•	If an employee is a beneficiary and can make investment decisions without consultation with a trustee, the trust is beneficially owned by the employee.

•	If the employee is a trustee and a beneficiary, the trust is beneficially owned by the employee.

•	If the employee is a trustee, and a family member is beneficiary, then the account is beneficially owned by the employee.

•	If the employee is a settler of a revocable trust, the trust is beneficially owned by the employee.

•	If the employee’s spouse/domestic partner is trustee and beneficiary, a case-by-case review will be performed to determine applicability of the Code.
•	College age children: If an employee has a child in college and still claims the child as a dependent for tax purposes, the employee is a beneficial owner of the child’s accounts and securities.

•	Powers of Attorney: If an employee has been granted power of attorney over an account, the employee is not the beneficial owner of the account until such time as the power of attorney is activated.
Appendix B-2

Appendix C- Reporting Obligations
A. Duplicate Statements and Confirmations
Upon employment with the Advisers and for any reportable accounts opened during employment, employees must instruct their broker-dealer, trust account manager, or other entity through which they have a securities trading account, to send on a regular basis directly to their local Code of Ethics Officer, or their designee(s):
•	a trade confirmation summarizing each transaction; and

•	account statements (e.g. monthly, quarterly statements).
This requirement applies to all reportable accounts in which an employee has direct or indirect Beneficial Ownership. In local jurisdictions where this is not standard market practice, the employee shall be responsible for supplying the local Code of Ethics Officer with required duplicate documents. Please see Appendix D for regional requirements.
B. Initial and Annual Holdings Reports
Employees must file initial and annual holdings reports (“Holdings Reports”) as follows.
     1. Content of Holdings Reports
•	The title, number of shares and principal amount of each Covered Security;

•	The name of any broker, dealer or bank with whom the employee maintained an account in which any Covered Securities were held for the direct or indirect benefit of the employee; and

•	The date the employee submits the report.
     2. Timing of Holdings Reports
•	Initial Report — No later than 10 calendar days after becoming an Access Person, Investment Personnel, or Non-Access Person. The information must be current as of a date no more than 45 days prior to the date the employee became an Access Person, Investment Person, or Non-Access Person.

•	Annual Report — Annually, within 30 calendar days following calendar year end and the information must be current as of a date no more than 45 calendar days prior to the date the report is submitted.
     3. Exceptions from Holdings Report Requirements
          No holdings report is necessary:
Appendix C-1

• For holdings in securities that are not Covered Securities; or
• For securities held in accounts over which the employee had no direct or indirect influence or control.
C. Quarterly Transaction Reports
Employees must file a quarterly transaction report (“Transactions Report”) with respect to:
• any transaction during the calendar quarter in a Covered Security in which the employee had any direct or indirect beneficial ownership: and
• any account established by the employee during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the employee.
     1. Content of Transactions Report
a.	For Transactions in Covered Securities

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

•	The nature of the transaction, (i.e., purchase, sale, or any other type of acquisition or disposition);

•	The price of the Covered Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report was submitted by the employee.

b.	For Newly Established Accounts Holding ANY Securities

•	The name of the broker, dealer, or bank with whom the employee established the account;

•	The date the account was established; and

•	The date the report was submitted by the employee.
Appendix C-2

     2. Timing of Transactions Report
     No later than 30 calendar days after the end of the calendar quarter.
     3. Exception from Transactions Report Requirements
     No Transactions Report is necessary:
•	For transactions in securities that are not Covered Securities;

•	With respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; or

•	With respect to transactions effected pursuant to an Automatic Investment Plan.
Appendix C-3

Appendix D- Specific Country Requirements (for Employees and other Covered Persons located in offices outside of the U.S.)
United Kingdom
The UK Financial Services Authority rules on personal account dealing are contained in the FSA Conduct of Business Rules Sourcebook (“COBS”).
Under COBS, any of the Advisers based in the UK must take reasonable steps to ensure that any investment activities conducted by employees do not conflict with the Adviser’s duties to its customers. In ensuring this is, and continues to be, the case, the Advisers must ensure they have in place processes and procedures which enable them to identify and record any employee transactions and permission to continue with any transaction is only given where the requirements of COBS are met.
France
At the date of this Code, SSgAF employees are required in France to comply, in addition to the Code, with the following provisions:
(i) Laws and regulations
-	the Monetary and Financial Code, and in the particular the rules of good conduct provided in Articles L.533-11 et seq. of the Monetary and Financial Code;

-	the General Regulation of the Financial Markets Authority, and in particular the organizational and good conduct rules provided in Book III of this Regulation;

-	Instructions, recommendations and decisions issued as the case may be by the French Markets Authority.
(ii) Policies and procedures issued locally by SSgAF:
-	Provisions of the Internal Regulation, as updated on June 1, 2010

-	Policy relating to management and the prevention of conflicts of interest, as updated on November 1, 2007.
Further, as indicated in the Code, certain sections of the Code are not applicable in France, or are applicable in a modified versions set forth below. References are to section headings used in the Code.
II. Statement of General Fiduciary Principles
Please note that in France, the Code does not necessarily apply to transactions of family members or persons in a similar relationship to you. Rather, the Code applies to your personal transactions and related activities, and any transactions of which you are an effective beneficiary.
Appendix D-1

III. Definitions
A. Categories of Employees — 5. Covered Person: In France, a Covered Person includes employees and other persons designated as a Covered Person by the CCO or local Code of Ethics Officer, or their designee(s), or the Committee. Such persons may include fund officers, consultants, contractors, and interns providing services to the Advisers. Persons related to an employee, such as spouses, children and other relatives living in the employee’s household are not covered by the Code, except to the extent the employee is an effective beneficiary of transactions entered into by such persons.
N. Private Placement: In France, a Private Placement means a securities offering that is exempt from registration or which is not subject to the obligation to publish a prospectus under certain relevant provisions of French law and regulation and/or similar laws of jurisdictions outside of France (if you are unsure whether the securities are issued in a private placement, you must consult with the Compliance Department). In France, the rules relating to Private Placements are set forth in Articles L.411-2 and D.411-1 et seq. of the Monetary and Financial Code.
IV. Requirements of the Code Applicable to all Employees (Non-Access Persons, Access Persons, and Investment Personnel)
C. Reporting Violations
If an employee in France has reason to believe that a violation of law or regulations relating to internal control procedures in the financial, accounting, banking or anti-corruption areas or that a violation of a interest vital to SSgAF or of the physical or moral integrity of its employees has been committed, he/she is encouraged to notify the local Code of Ethics Officer so that SSgAF may carefully examine the facts and take corrective measures.
Employees should identify themselves in order to allow SSgAF to obtain a complete report on the relevant facts as rapidly as possible. Nonetheless, if circumstances require, employees may exceptionally communicate the facts anonymously.
The information furnished to the company by an employee believing in good faith that his/her action is necessary to protect SSgAF from illegal or inappropriate behavior will be treated in a strictly confidential and secure manner to the extent allowed by law. Any person identified within the framework of the procedure for reporting violations will have a right to access, obtain further information, and if applicable, object to and correct the data regarding him/her.
SSgAF will not take any sanctions or retaliatory measures against an employee for reporting suspected violations in good faith. Failure to report will not give rise to any consequences for employees. However, an abusive use of the reporting procedure may in certain cases expose an employee to sanctions.
Appendix D-2

F. Disclosure of Employee Related Accounts and Holdings (for details on the specific reporting obligations, see Appendix C) - 1. a.) Duplicate Statements and Confirms
Upon employment and for any Employee Related Accounts opened during employment, each employee in France is responsible for sending to their local Code of Ethics Officer duplicate securities account statements and duplicate trade confirmations summarizing each transaction.
K. Futures, Options, and Spread Betting
In France, the prohibition relating to futures and options does not apply to transactions completed through a Discretionary Account or transactions involving units or shares of a mutual fund which is not governed by Articles L.214-35-2, L.214-37, L.214-42 and R.214-32 of the French Monetary and Financial Code.
L. Initial Public Offerings
In France, the prohibitions in the Code relating to participation in an IPO does not apply to securities acquired through a Discretionary Account or relating to units or shares of a mutual fund which is not governed by Articles L.214-35-2, L.214-37, L.214-42 and R.214-32 of the French Monetary and Financial Code.
O. Shorting of Securities
In France, the prohibitions in the Code relating to shorting does not apply to sales made through a Discretionary Account or relating to units or shares of a mutual fund which is not governed by Articles L.214-35-2, L.214-37, L.214-42 and R.214-32 of the French Monetary and Financial Code.
VII. Administration and Enforcement of the Code of Ethics
C. Violations and Sanctions
Any potential violation of the provisions of the Code or related policies by employees in France will be investigated by the local Code of Ethics Officer within the SSgA Compliance Department, or, if necessary, the Committee. Employees are invited to review the list of misconduct which may, among other violations, give rise to the disciplinary sanctions contemplated by SSgAF’s Internal Regulation. Violations of the Code are reported to the Committee and the EMG. If a determination is made that a violation has occurred, a sanction may be imposed by the employer, SSgAF. Sanctions may include, but are not limited to one or more of the following: a warning letter, suspension, disciplinary dismissal, disciplinary dismissal for serious misconduct, disciplinary dismissal for gross misconduct. Sanctions will be proportional to the gravity of the misconduct. Significant sanctions will be reported promptly to the respective SSgA Committees, boards of trustees/managers of the Reportable Funds or relevant committees
Appendix D-3

of the boards.
D. Defense rights in regard to sanctions (replacing “D. Appeal of Sanctions” in the Code)
In France, all sanctions will be notified in writing to the employee concerned, indicating the grounds for the sanction.
Prior to any sanction affecting the duties, career, remuneration or presence of the employee, the following procedure will be implemented:
-	The employee will be convened to a prior meeting within the two-month period described in Article L.1332-4 of the Labor Code, by registered letter or by hand delivery against receipt.

This letter will state the purpose for the convocation and will indicate the date, place and time of the meeting, as well as the possibility for the employee to be assisted by a person of his/her choice from a list which can be consulted at the town hall of SSgA, Defense Plaza, 23-25 rue Delariviere-Lefoullon, 92064 Paris La Defense Cedex and/or the town hall of the employee’s domicile (if the employee’s domicile is located in the same department as the offices of SSgAF), or at the Labor Inspectorate located at SSgA, Defense Plaza, 23-25 rue Delariviere-Lefoullon, 92064 Paris La Defense Cedex.

-	A preliminary meeting will be held during which the facts relating to the employee’s alleged misconduct will be presented to the employee and to the person assisting the employee and at which the employee’s explanations will be obtained.

-	As the case may be depending on the explanations given, a sanction letter will be sent by registered post, return receipt requested, at the earliest one full day and at the latest one month after the meeting. This letter should set forth the grounds for the sanction.
When the behavior of an employee renders such actions indispensable, conservatory measures may be taken prior to implementing the procedure described above. No sanction may be taken until the procedure has been completed.
The following additional sections are added to Part VII of the Code in regard to the Code’s administration and enforcement in France:
F. Personal Data
In France, data obtained in the context of the administration and enforcement of the Code will be processed in compliance with the “Computers and Personal Freedom” Act of January 6, 1978, as modified by the Law of August 6, 2004. Pursuant to this law,
Appendix D-4

employees have access, rectification and objection rights in regard to the data relating to them. They may exercise these rights by contacting:
SSgAF Compliance Department
Certain recipients of personal data are located outside of the EU, in particular the following recipients: SSgA Compliance, Boston, MA, and StarCompliance Software, Inc., Rockville, MD, United States of America. The following data will be communicated to such recipients: employee name, business phone number, business email address, name of brokerage firm, account number, name and amount of securities held in brokerage account. StarCompliance Software, Inc. has obtained and maintains a US-EU Safe Harbor Certification with respect to data protection. The transmission of data to recipients located outside of the EU will be made for the purpose of implementing and coordinating the rules contemplated by this Code.
G. Publicity and Entry into Force
This Code, which has been filed in France with the secretariat of the clerk of the Labor Court of SSgA, Defense Plaza, 23-25 rue Delariviere-Lefoullon, 92064 Paris La Defense Cedex and posted in compliance with the provisions of Articles R.1321-1 and R.1321-2 of the Labor Code, entered into force on December 1, 2009.
It will be provided to all employees and other relevant persons at the time of hire or arrival on the premises of SSgAF.
Material modifications and additions to these internal rules shall be subject to the same consultation, communication and publicity procedures.
The Code has been previously submitted to the Labor Inspectorate, and is displayed on SSgAF’s premises.
Appendix C- Reporting Obligations
A. Duplicate Statements and Confirmations
Upon employment with the Advisers and for any reportable accounts opened during employment, employees in France must send the local Code of Ethics Officer, or their designee(s), the duplicates of:
•	a trade confirmation summarizing each transaction; and

•	account statements (e.g. monthly, quarterly statements).
This requirement applies to all reportable accounts in which an employee has direct or indirect Beneficial Ownership.
Appendix D-5

Italy
At the date of this Code, SSgA’s employees are required in Italy to comply, in addition to the Code, with the following provisions:
(i) Laws and regulations
•	Legislative Decree No. 58 of 24 February 1998, as amended (the “Italian Financial Act”), containing, inter alia, general provisions concerning investment services;

•	Legislative Decree No. 231 of 21 November 2007, as amended (the “Anti-money Laundering Act”), containing, inter alia, the duty to identify each client and subsequently record his data, as well as to keep a unified electronic archive and to notify any suspect transactions;

•	Regulation No. 16190 of 29 October 2007, adopted by CONSOB (the “Intermediaries Regulation”), with reference to the investment services and the financial activities carried out in Italy;

•	instructions containing information duties and statistical reporting requirements, recommendations and decisions issued as the case may be by any Italian supervisory authorities, including CONSOB and the Bank of Italy.
Further, as indicated in the Code, certain sections of the Code are not applicable in Italy, or are applicable in a modified versions set forth below. References are to section headings used in the Code.
II. Statement of General Fiduciary Principles
Please note that in Italy, the Code does not necessarily apply to transactions of family members or persons in a similar relationship to you. Rather, the Code applies to your personal transactions and related activities, and any transactions of which you are an direct or indirect beneficiary.
In this regard, please also see this Appendix D — Italy — III. Definitions — A Categories of Employees — 5. Covered Person.
III. Definitions
A. Categories of Employees — 5. Covered Person: In Italy, a Covered Person includes employees and other persons designated as a Covered Person by the CCO or local Code of Ethics Officer, or their designee(s), or the Committee. Such persons may include fund officers, consultants, contractors, and interns providing services to the Advisers. Persons related to an employee, such as spouses, children and other relatives living in the employee’s household are not covered by the Code, except to the extent
Appendix D-6

the employee is a direct or indirect beneficiary of transactions entered into by such persons.
N. Private Placement: In Italy, a Private Placement means a securities offering that is exempt from registration or which is not subject to the obligation to publish a prospectus under certain relevant provisions of Italian law and regulation and/or similar laws of jurisdictions outside of Italy (if you are unsure whether the securities are issued in a private placement, you must consult with the Compliance Department). In Italy, the rules relating to Private Placements are set forth in Article 100 of the Italian Financial Act, as implemented by CONSOB.
IV. Requirements of the Code Applicable to all Employees (Non -Access Persons, Access Persons, and Investment Personnel)
C. Reporting Violations
If an employee in Italy has reason to believe that a violation of law or regulations relating to internal control procedures in the financial, accounting, banking or anticorruption areas or that a violation of a interest vital to SSgA or of the physical or moral integrity of its employees has been committed, he/she is encouraged to notify the local Code of Ethics Officer so that SSgA may carefully examine the facts and the local Code of Ethics Officer take corrective measures.
Employees should identify themselves in order to allow SSgA to obtain a complete report on the relevant facts as rapidly as possible. Nonetheless, if circumstances require, employees may exceptionally communicate the facts anonymously.
The Italian branch of SSgA will not take any sanctions or retaliatory measures against an employee for reporting suspected violations in good faith. Failure to report will not give rise to any consequences for employees. However, an abusive use of the reporting procedure may in certain cases expose an employee to sanctions.
D. Certification of Receipt and Compliance
With reference to Italy, further to the provisions set forth under the Code, the following shall apply.
The Code is displayed on the premises of the Italian branch of SSgA and constitutes an integral part of its disciplinary code.
VII. Administration and Enforcement of the Code of Ethics
C. Violations and Sanctions
The requirements of this Code have a binding value vis-à-vis the employees of the Italian branch of SSgA and are to be considered in addition to the provisions contained in the
Appendix D-7

disciplinary code in force within the Italian branch of SSgA.
Any potential violation of the provisions of the Code or related policies by employees in Italy will be investigated by the local Code of Ethics Officer within the SSgA Compliance Department, or, if necessary, the Committee. Violations of the Code are reported to the Committee and the EMG. If a determination is made that a violation has occurred, a sanction may be imposed by the local Code of Ethics Officer pursuant to the rules established by Italian Law and by the applicable national collective bargaining agreement.
Sanctions may include one or more of the following, as appropriate: (i) a warning; (ii) a written reprimand; (iii) a temporary suspension from work and compensation up to 10 days; (iv) the dismissal with notice, according to section 2118 of the Italian Civil Code; (v) the dismissal without notice, according to section 2119 of the Italian Civil Code.
The above disciplinary sanctions shall be differentiated and graduated based on the seriousness of the individual breaches, taking into consideration the objective circumstances, the intentionality, the existence of justifications, the recidivism and the possible repetition of the conducts concerned.
Disciplinary measures may also apply to any supervisor who directs or approves such actions, or has knowledge of them and does not promptly correct them. Conducts which violate this Code may also violate laws and therefore subject the offending employee to civil and criminal liabilities as well.
SSgA may also be subject to prosecution and fines for the conduct of its employees. Reimbursement of losses of damages deriving from any breach of this Code will be requested to the employees according to the procedures set forth by the applicable national collective bargaining agreement.
D. Defense rights in regard to sanctions (replacing “D. Appeal of Sanctions” in the Code)
In Italy, prior to inflict to employee any sanction deriving from possible violations of this Code, the specific disciplinary procedure provided for by Law. No. 300/1970 (the so called “Workers’ Statute”) shall be implemented.
In particular, the local Code of Ethics Officer shall notify in writing to the employee concerned the facts relating to the alleged misconduct and shall ask the employee concerned to furnish his/her justifications within 5 days from the receipt of such disciplinary letter.
The disciplinary sanction, if any, shall be adopted following the 5-days’ term granted to the employee to render his/her justifications.
The disciplinary sanctions shall be proportional to the employee’s behaviour in breach.
Appendix D-8

F. Personal Data
In Italy the personal data of the employees shall be processed in compliance with Legislative Decree n. 196 of 30 June 2003, concerning personal data protection.
Pursuant to employees have access, rectification and objection rights in regard to the data relating to them. They may exercise these rights by contacting their local Compliance Officer.
Certain recipients of personal data are located outside of the EU, in particular the following recipients: SSgA Compliance, Boston, MA, and StarCompliance Software, Inc., Rockville, MD, United States of America. The following data will be communicated to such recipients: employee name, business phone number, business email address, name of brokerage firm, account number, name and amount of securities held in brokerage account. StarCompliance Software, Inc. has obtained and maintains a US-EU Safe Harbor Certification with respect to data protection. The transmission of data to recipients located outside of the EU will be made for the purpose of implementing and coordinating the rules contemplated by this Code.
Germany
The rules on personal account dealing are contained in the Securities Trading Act (WpHG, Article 33b) and Minimum Requirements of Compliance (MaComp).
Under this law firms/institutions must ensure that any personal investment activities conducted by employees do not conflict with any duties to clients and/or to the firm. Firms must establish processes and procedures to review and record employee trading to avoid any insider trading or conflict of interests.
Hong Kong and Singapore
To comply with local conflict of interest requirements, in addition to the other requirements of this Code, all Hong Kong and Singapore based Investment Personnel must pre-clear the following regardless of value with their local Code of Ethics officer after receiving pre-clearance approval in Star NG, but prior to conducting a trade,:
1.	Any trade requiring pre-clearance under this Code; and

2.	Any purchase or sale of an Exchange Traded Fund advised or sub-advised by SSgA in Hong Kong and Singapore.
Any purchase of an Exchange Traded Fund (which is advised or sub-advised by SSgA in Hong Kong and Singapore) shall also be subject to the minimum holding period of 30 calendar days.
Appendix D-9

Japan
To comply with local regulatory requirements in Japan, in addition to the other requirements of this Code, the following modifications are added for Japanese employees.
1. Employees in Japan are subject to a minimum holding period of 6 months regardless of whether a transaction would result in the employee realizing a loss or profit. (Section V. B. Short — Term Trading)
2. There is no de minimis exception available to Investment Personnel in Japan who work in the active equity group. (Section VI. A. Blackout Period)
Appendix D-10

Appendix E — Security Types and Pre-Clearance and Reporting Requirements
(This list is not all inclusive and may be updated from time to time. Contact the Compliance Department for additional guidance as needed.)

Transactions
and Holdings
	Covered	Pre-clearance	Reporting
Security Type	Security?	Required?	Required?
Equity securities (publicly traded)	Yes	Yes	Yes

REITs (publicly traded real estate investment trusts)	Yes	Yes	Yes

State Street stock (“STT”)	Yes	Yes	Yes

Open-end mutual funds, UCITs, SICAVs, unlisted managed investment schemes not advised or sub-advised by SSgA	No	No	No

Open-end mutual funds advised and sub-advised by SSgA (except SSgA Money Market Funds)	Yes	Yes	Yes

ETFs not advised or sub-advised by SSgA	Yes	No	Yes

ETFs advised by or sub-advised by SSgA	Yes	No	Yes

ETNs	Yes	No	Yes

All closed-end mutual funds (also known as investment trusts in UK and listed investment companies in Australia)	Yes	Yes	Yes

Venture Capital Trusts (“VCT’s”)	Yes	Yes	Yes

High Yield Bond securities	Yes	Yes	Yes

Corporate Bond securities	Yes	Yes	Yes

Municipal Bond securities	Yes	Yes	Yes

US Treasury securities and other direct obligations backed by the full faith and credit of the US Government or other sovereign government or supra-national agencies	No	No	No

US Agency securities, such as FHLMC and FNMA, and other debt obligations not backed by the full faith and credit of the US Government or other sovereign government or supra-national agencies	Yes	Yes	Yes
Appendix E-1

Transactions
and Holdings
	Covered	Pre-clearance	Reporting
Security Type	Security?	Required?	Required?
High quality short-term debt instruments, cash, bankers acceptances, certificates of deposit (“CDs”), commercial paper, repurchase agreements.	No	No	No

Transactions in Employer Stock Ownership Programs (“ESOPs”) and automatic investments in programs where the investment decisions are non-discretionary after the initial selections by the account owner.
	Yes	The initial selection and any change in selection must be pre-cleared.	Yes, where employee has a direct or indirect Beneficial Ownership interest in any Covered Securities held by the plan.

Hedge Funds and other Private Placements	Yes	Yes* — You must submit a completed Private Placement Request Form to Compliance for approval before participating and before entering a PTAF to either buy or sell.	Yes

Variable and fixed insurance products	No	No	No

Educational Savings Plans (such as IRC Section 529 plans)	No	No	No

Voluntary rights, warrants or tender offers	Yes	Yes	Yes

Company Stock Options received from a former employer	Yes	Yes	Yes

Options (other than Company Stock Options received from employer)	Not permitted under the Code.	n/a	n/a
Appendix E-2

Transactions
and Holdings
	Covered	Pre-clearance	Reporting
Security Type	Security?	Required?	Required?
Futures	Not permitted under the Code.	n/a	n/a

Contract for Difference (“CFD”)	Not permitted under the Code.	n/a	n/a
Appendix E-3